NORTHROP GRUMMAN CORPORATION
EXHIBIT 21
NORTHROP GRUMMAN CORPORATION SUBSIDIARIES
Address for all subsidiaries is:
c/o NORTHROP GRUMMAN CORPORATION
Office of the Secretary
1840 Century Park East
Los Angeles, California 90067

	Jurisdiction of	Ownership
Name of Subsidiary	Incorporation	Percentage

Northrop Grumman Systems Corporation	Delaware	100%
(formerly Northrop Grumman Corporation)

Northrop Grumman Shipbuilding, Inc.	Virginia	100%
(formerly Newport News Shipbuilding and Dry Dock Company)

The company has additional operating subsidiaries, which considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary.
All above listed subsidiaries have been consolidated in the company’s consolidated financial statements.